UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Wynn Resorts, Limited

(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Elaine P. Wynn Sends Letter to Wynn Resorts Shareholders Calling for Board Change
and Shareholder Engagement

Launches Shareholder Resources Website www.RestoreWynn.com

Urges Shareholders to WITHHOLD Votes from

Legacy Director Nominee John J. Hagenbuch

LAS VEGAS – May 8, 2018 – Elaine P. Wynn, co-founder and the largest shareholder of Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts,” “Wynn,” the “Company”), released a letter on May 7, 2018 to all shareholders in connection with her WITHHOLD the vote campaign against Wynn legacy director candidate John J. Hagenbuch, who is up for re-election at Wynn’s annual meeting of shareholders scheduled for Wednesday, May 16, 2018, in Las Vegas, Nevada.

In the letter, Ms. Wynn notes that both well-respected, independent proxy advisory firms have recommended that shareholders vote WITHHOLD on Mr. Hagenbuch, citing numerous material governance failings and the risks associated with retaining the current longstanding legacy directors on the Wynn Resorts board. In addition, Ms. Wynn writes about her view that:

•	Mr. Hagenbuch, who was originally handpicked for the board by his friend, former Chairman and CEO, Stephen A. Wynn, should not have been re-nominated and should not be re-elected to the board;
•	The re-nomination of Mr. Hagenbuch and the elevation of D. Boone Wayson to Chairman are examples of the pervasive governance and board composition issues that persist at the Company;
•	Shareholders should protest Mr. Hagenbuch’s nomination and demand a well-rounded, merit-based board at Wynn Resorts that is focused on the best interests of all shareholders; and
•	The broader issues can only be resolved by replacing the longstanding legacy directors, engaging with shareholders and identifying new directors with relevant experience and shareholder support.

A copy of the letter follows:

May 7, 2018

Dear Fellow Wynn Resorts Shareholders,

I write to you today as a co-founder and the largest shareholder of Wynn Resorts. I deeply care about the Company and all of its stakeholders, and I am committed to its future success.

So much of the Company’s past performance has been rooted in its innovation, creativity and capacity to evolve. These qualities enabled the Company to imagine, build and operate resorts that have consistently been viewed as the best in their respective markets.

The Company achieved its leadership position by leading. I firmly believe that it is now time for Wynn Resorts to become a leader in corporate governance and board composition.

As you know by now, I am intending to WITHHOLD my support from John Hagenbuch, one of the Company’s director nominees, at the upcoming annual shareholders meeting, which is being held on May 16, 2018, in Las Vegas. I encourage you to return the enclosed BLUE proxy card and join me in sending a message to the board of directors that it is time for fresh leadership and a new direction in the boardroom. Every vote counts in this election. Time is short. Please return your proxy card today.

Mr. Hagenbuch joined the Wynn Resorts board in 2012, at the suggestion of the then Chairman and CEO, Stephen A. Wynn. Mr. Wynn and Mr. Hagenbuch met socially, and both had residences in Sun Valley. Even though Mr. Hagenbuch had no relevant industry or regulatory experience, his friendship with Mr. Wynn was enough to garner him a place on the Wynn Resorts board.

Since he joined the board, Mr. Hagenbuch has served on the board’s compensation committee, awarding compensation to his neighbor and friend, Mr. Wynn, until Mr. Wynn resigned. Those compensation packages were roundly criticized, year after year. In fact, excluding shares voted by Mr. Wynn, only 44% of shareholders voting at the Company’s 2017 annual meeting voted in favor of the Company’s say-on-pay proposal.

Recently, Mr. Hagenbuch was given a seat on the special committee that is investigating matters surrounding allegations of sexual harassment by Mr. Wynn. Mr. Hagenbuch is also the chairman of the board’s audit committee, which is charged with overseeing the Company’s legal and regulatory compliance program and apparently did not detect the alleged conduct at issue. The board has put Mr. Hagenbuch in a position to investigate his own committee’s failures and his friend’s conduct.

Last week, the two leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), joined me in recommending that their clients WITHHOLD support from Mr. Hagenbuch. For its part, ISS cited “material failures in governance and risk oversight” and opined that “the benefits of [Mr. Hagenbuch’s] continued presence on the board do not seem to outweigh the risks.”*1

After its review of the situation, Glass Lewis reached the same conclusion, citing among other things Mr. Hagenbuch’s “shared culpability for years of misaligned compensation practices” and the need for shareholders to “send a more pronounced message that investors seek a clearer break from the status quo.”*2

1 May 5, 2018 ISS Report.

2 May 3, 2018 Glass Lewis Report.

* Elaine Wynn has neither sought nor obtained consent from any third party to use previously published information as proxy solicitation materials.

To me, it is clear that Mr. Hagenbuch should not be on the Wynn Resorts board. His continued presence in the boardroom is, in my view, an affront to the principle of independent oversight, and his re-nomination, by a board with so many longstanding legacy directors, calls into question the objectivity of those remaining, holdover directors.

Indeed, I believe the Wynn Resorts board clearly needs more change than just the replacement of Mr. Hagenbuch. Faced with the allegations concerning Mr. Wynn’s conduct, I believe the board showed its true colors in elevating to the Chairman role one of Mr. Wynn’s childhood friends, D. Boone Wayson, who has been a director for more than 15 years. Mr. Wayson, in my view, cannot be objective and, therefore, should not be Chairman. Moreover, although he is the titular head of this board, he has not led in any visible way or had any substantive contact with shareholders of which I am aware.

More broadly, the long-serving directors have not served – and will not serve – shareholders well, in my view. The Company’s regulators are investigating the allegations against Mr. Wynn and, importantly, the Company’s (including the board’s) actions, failures and response to those alleged activities. I believe the longstanding legacy directors simply have too much at stake personally to serve shareholders objectively. Important questions will be put to this board – such as how best to respond to regulators in Massachusetts (i.e., does the Company make personnel changes on the board or sell Wynn Boston Harbor and preserve its team intact) – that may pit the longstanding directors’ professional reputations against the economic interests of shareholders. There should be no such competition in a well-governed company.

In my view, for Wynn Resorts to move forward on the right path, shareholders should insist on further changes in the board’s composition and new board leadership. It is not enough that the legacy directors, acting without shareholder input, appoint new directors of their personal selection. Instead, shareholders should be fully engaged in the process, and directors should be chosen based on their capacity to contribute to the board's vital functions of strategy, management and risk oversight.

I believe now is the time for Wynn Resorts to become a leader in corporate governance. As shareholders, we should not passively accept or endorse the re-election of a director who has no relevant background and is linked to a host of problematic board, executive compensation and corporate governance practices, just because he is an incumbent.

Nor, in my view, should we take the pressure off the board to take additional steps to sweep away the governance practices of a bygone era. Imagine the alternative: A vote for Mr. Hagenbuch will, I believe, embolden the legacy directors and be perceived as shareholder acquiescence to outdated governance structures, like the Company’s staggered board, the board’s unilateral approach to board refreshment and the continued service of the remaining legacy directors. In my view, this is a dangerous message to send.

In my view, only by protesting the nomination and re-election of Mr. Hagenbuch can we effectively object to our fiduciaries’ approach to governance and convey our desire for a further board refreshment process in which shareholders play an important role.

I therefore urge you to join me in supporting my campaign to WITHHOLD votes with respect to the re-election of legacy director nominee John J. Hagenbuch and send a resounding message of change to the other longstanding legacy directors on the Wynn Resorts board.

Please join me in voting WITHHOLD with respect to the re-election of John J. Hagenbuch, using the BLUE proxy card.

Sincerely,

Elaine P. Wynn

Important Additional Information

Elaine P. Wynn is a participant in the solicitation of proxies from the shareholders of Wynn Resorts, Limited (the “Company”) in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). On April 27, 2018, Ms. Wynn filed a definitive proxy statement (the “Definitive Proxy Statement”) and form of BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s shareholders. A description of Ms. Wynn’s direct or indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement. MS. WYNN STRONGLY ENCOURAGES THE COMPANY’S SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Definitive Proxy Statement and any other relevant documents at no charge from the SEC’s website at www.sec.gov or by contacting Ms. Wynn’s proxy solicitor MacKenzie Partners, Inc. at wynn@mackenziepartners.com or by calling toll-free (800) 322-2885 or collect (212) 929-5500.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Ms. Wynn’s proxy materials,
please contact MacKenzie Partners, Inc. at the phone numbers listed below.

1407 Broadway, 27th Floor
New York, New York 10018
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885
Email: wynn@mackenziepartners.com